Exhibit 23.1

REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Form 10-KSB of our report dated July 16, 2004, with respect to our audit of the consolidated balance sheets of House of Brussels Chocolates, Inc. as of April 30, 2004 and 2003, and related consolidated statements of operations and accumulated deficit, changes in shareholders' equity, and cash flows for the years then ended, which report appears in this Form 10-KSB.

/s/ Sarna & Company, CPA’s

Westlake Village, California
July 29, 2005